UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 18, 2008
FREMONT GENERAL CORPORATION
(Exact Name of Registrant as Specified in Charter)

Nevada	001-08007	95-2815260

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 East Imperial Highway Brea, California	92821

(Address of Principal Executive Offices)	(Zip Code)
(Registrant’s Telephone Number, Including Area Code) (714) 961-5000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03	Bankruptcy or Receivership.
On June 18, 2008, Fremont General Corporation (the “Company”) announced that it had filed a voluntary petition (the “Bankruptcy Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the “Bankruptcy Court”). A copy of the Company’s voluntary petition filed with the Bankruptcy Court is attached hereto as Exhibit 99.1. This bankruptcy case (the “Bankruptcy Case”) is being administered in the Bankruptcy Court under the caption “In re Fremont General Corporation, a Nevada corporation, Case No. 8:08-bk-13421.” The Company will continue to operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.
For the avoidance of any doubt, the Company wishes to make clear that Fremont Investment & Loan, the Company’s wholly-owned bank subsidiary (“FIL” or the “Bank”), has NOT filed for bankruptcy, was not included as part of the Bankruptcy Filing and continues to operate its business in the normal course. The Bankruptcy Filing does not and will not impact the operation of the Bank or affect its Federal Deposit Insurance Corporation (“FDIC”) insurance of deposit accounts, which continues to the fullest extent provided by law.
The Company intends to promptly file a motion with the Bankruptcy Court for its approval to complete the pending acquisition by CapitalSource Inc., through a newly formed wholly-owned California industrial bank subsidiary, CapitalSource Bank (in organization), of a substantial portion of FIL’s assets, including all of FIL’s branches, and the assumption of all of FIL’s deposits pursuant to the terms and conditions of the Purchase and Assumption Agreement dated April 13, 2008 (the “Agreement”). As previously announced, both CapitalSource Inc. and FIL have received the necessary approvals from the FDIC and the California Department of Financial Institutions to complete the transactions contemplated by the Agreement.
A copy of the Company’s news release announcing the filing of the Bankruptcy Case is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
While the Company’s Bankruptcy Filing, as discussed in Item 1.03 of this Current Report constitutes an event of default under the Indenture dated March 1, 1999 relating to the Company’s $169.0 million of Series B 7.875% Senior Notes due March 2009 (“Senior Notes”) and the Indenture dated March 6, 1996 relating to its 9% Junior Subordinated Debentures (“Debentures”), as a result of the Bankruptcy Filing, all creditors (including holders of the Senior Notes and the holders of the Debentures) are subject to an automatic stay of any action to collect, assert, or recover a claim against the Company.

Item 7.01	Regulation FD Disclosure.
Documents filed in connection with the Bankruptcy Case (other than documents filed under seal or otherwise subject to confidentiality protections) will be accessible at the Bankruptcy Court’s Internet site, www.cacd.uscourts.gov, through an account obtained from Pacer Service Center at 1-800-676-6856. Additional information may also be found at the Company’s website at www.fremontgeneral.com. The information set forth on the foregoing websites shall not be deemed to be a part of or incorporated by reference into this Form 8-K.

Item 8.01	Other Events.
On June 18, 2008, the Company announced in a press release both (i) that CapitalSource, Inc. received the requisite regulatory approvals to acquire a substantial portion of the assets and all of the deposits of FIL through a newly formed industrial bank subsidiary and (ii) the Bankruptcy Filing.
For further information, see the full text of the news release issued, which is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit
Number	Description

Exhibit 99.1	Fremont General Corporation Voluntary Petition dated June 18, 2008 that was filed with the Bankruptcy Court

Exhibit 99.2	News Release issued by the Company, dated June 18, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FREMONT GENERAL CORPORATION
Date: June 18, 2008	By:	/s/ Richard A. Sanchez
		Name:	Richard A. Sanchez
		Title:	Executive Vice President and Chief Administrative Officer